Exhibit 10.9

SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made this 26th day of October, 2009, by and between OneBeacon Insurance Company (“OneBeacon”), a Pennsylvania corporation, on behalf of itself and its affiliates and subsidiaries, with a principal place of business at One Beacon Lane, Canton, MA, 02021 and  Small Army, Inc.,             (“Consultant”), an S-corporation, with an address at 20 Newbury St. Boston, MA  02116.  If there is any conflict between the terms of this Agreement and any Schedules, the terms and conditions of such Schedules shall control.

1.             SCOPE OF SERVICE

Consultant agrees to provide to OneBeacon the services (the “Services”) and deliverables (the “Deliverables”) described in the attached Schedule A, Statement of Work.

2.             TERM

Subject to termination in accordance with Section 11 below, this Agreement shall remain in full force and effect for a period of three (3) year or until completion of the Services, whichever is earlier or in accordance with Termination, Section 11.  This Agreement may be extended by mutual written agreement of the parties.

3.             FEES, PAYMENT & EXPENSES

3.1           Fees - In consideration of the Services to be performed by Consultant, Consultant shall be entitled to compensation as described in the attached Schedule A.  All other compensation shall be paid to Consultant within 30 days after receipt of Consultant’s properly documented invoice or, as applicable, OneBeacon’s acceptance of any Deliverables as defined in Section 7.

3.2           Expenses - Except as otherwise agreed to in this Agreement or the Statement of Work, Consultant shall be responsible for all costs and expenses incident to the performance of services.

4.             CONFIDENTIALITY

Each party acknowledges that it may periodically disclose to the other party certain information that the disclosing party regards as proprietary and confidential (the “Confidential Information”).  Accordingly, the receiving party will take commercially reasonable measures to prevent unauthorized disclosure including, but not limited to, employment of precautions for the protection of Confidential Information received which are no less stringent than those employed by the receiving party to protect its own proprietary information. “Confidential Information” shall mean any information (a) concerning customers, trade secrets, methods, processes, procedures or any financial or business information of OneBeacon, or (b) which is identified as proprietary or confidential.

With respect to all such Confidential Information to be kept confidential pursuant to this Section, Consultant shall (a) not provide or make available the Confidential Information to any person other than those employees who have a need to know in connection with the performance of the services; (b) not reproduce the Confidential Information except for use reasonably necessary to the performance of this Agreement; (c) return or destroy all such Confidential Information, and any copies thereof, upon the request of OneBeacon or termination of this Agreement.

Confidential Information shall not include (a) information that is or becomes a part of the public domain through no act or omission of the receiving party; (b) was in the receiving party’s lawful possession prior to the disclosure and had not been subject to any limitation on disclosure; (c) was received from a third party which the receiving party reasonably believed had no obligation of secrecy with respect thereto; (d) was independently developed by the receiving party without use of the information disclosed under this Agreement; or (e) is required to be disclosed by a court or other governmental authority after reasonable notice is given to the other party, provided that no notice is required to be given by OneBeacon with respect to disclosures to regulators.

5.             PRIVACY

Consultant has a responsibility to protect the privacy of OneBeacon’s employees, policyholders, customers, agents, and contractors, and all personally identifiable information including, but not limited to, name, social security number, driver’s license number, and financial account information (“PII”) shall be held in confidence.  Consultant shall comply with all state and federal laws and regulations, including the provisions of the Gramm-Leach-Bliley Act (“GLB”), Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Office of Foreign Assets Control (OFAC), state data breach laws, and all other applicable laws and regulations.

Consultant must have adequate safeguards in place to comply with federal, state and local laws and regulations.  If, in the opinion of OneBeacon, Consultant’s security procedures are not compliant, or if OneBeacon identifies procedures that may lead to the compromise or unauthorized access to personal information, Consultant agrees to cooperate with OneBeacon to adopt mutually acceptable security procedures within a specified timetable at no charge to OneBeacon

Consultant agrees to notify OneBeacon by sending an email to The Information Privacy and Security Officer at privacyandsecurity@onebeacon.com within 24 hours after Consultant becomes aware of a breach, or threatened breach, of PII or unauthorized access to its, or a third party’s, computer systems and/or unencrypted personal data with respect to the services provided under this Agreement.  Consultant shall set forth in detail the nature of the security breach and the measures taken by Consultant to cure the breach.  Consultant and OneBeacon will thereafter jointly decide what action to take, which may include, but not be limited to, notifying the appropriate state reporting agency.

6.             INTELLECTUAL PROPERTY RIGHTS

All Deliverables under this Agreement shall be considered work(s) made for hire by Consultant for OneBeacon and shall belong exclusively to OneBeacon and its designees.  If, by operation of law, any of the Deliverables (including any related intellectual property rights) are not owned in their entirety by OneBeacon automatically upon creation by Consultant, then Consultant agrees to assign, and hereby assigns, to OneBeacon and its designees the ownership of such Deliverables, including all related intellectual property rights.  Deliverables include, but are not limited to, software, specifications, documentation, enhancements, prototypes, reports, and any other materials or documents produced in the course of performing the services.

7.             WARRANTIES

The Services will be performed by appropriately qualified and trained personnel with due care and diligence and in accordance with all applicable professional standards for the field of expertise. Any Deliverables under this Agreement shall be free from defects in material, workmanship and design; shall conform to all applicable specifications, drawings, samples and descriptions; shall be suitable for their intended purposes; and, shall be free from all liens and encumbrances.

8.             COMPLIANCE WITH LAWS & STANDARDS OF CONDUCT

Consultant shall comply with all applicable federal and state laws and regulations governing the Services and Deliverables.

9.             EXCUSE OF PERFORMANCE

Neither party shall be liable for any failure to perform its obligations under this Agreement during any period in which such failure to perform arises directly or indirectly out of an act of nature, acts of the public enemy, embargoes, insurrection, riot, or the intervention of any government authority (collectively, “Excusable Cause”), provided that the party so delayed immediately notifies the other party of such delay in writing and uses its best efforts to minimize the adverse effect of such events.

10.           CONSULTANT INDEMNITIES

Indemnification - Consultant agrees to indemnify, defend and hold OneBeacon harmless from any and all claims, actions, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of (a) any third party claims of infringement of any patents, copyrights, license, trademarks, service marks or any other intellectual property right or (b) the acts and omissions of its employees, subcontractors, and/or agents.  If Consultant reasonably believes that a Deliverable constitutes infringement, Consultant shall, at Consultant’s expense procure for OneBeacon the right to continue to use the Deliverable or replace or modify the Deliverable so that it is not infringing.

Conditions of Indemnity - The indemnities contained in this Section 10 are conditioned upon (i) notice by OneBeacon to Consultant as soon as practicable of any claim, and (ii) Consultant’s right to control the defense of all such claims, related lawsuits or proceedings.

11.           TERMINATION

OneBeacon may terminate all or any portion of this Agreement, with or without cause, at any time upon written notice to Consultant.  Upon receipt of notice of termination, Consultant shall immediately stop all activities associated with this Agreement and forward to OneBeacon all finished work or work in process in Consultant’s possession.  OneBeacon shall have no further obligation or liability to Consultant other than for work performed and accepted by OneBeacon through the date of termination, which is the date Consultant is deemed to have received notice.

12.           INSURANCE REQUIREMENTS

Consultant agrees to maintain insurance throughout any term of this Agreement at its sole cost from insurance companies and in a form satisfactory to OneBeacon in accordance with the limits of liability required by OneBeacon.  If insurance is required by OneBeacon, certificates of insurance must be furnished to OneBeacon upon execution of this Agreement, and any future change or cancellation shall not be valid without 30 days prior written notice to OneBeacon.  Consultant shall also furnish OneBeacon, promptly upon receipt by Consultant, renewal notices regarding such insurance policies.

13.           LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER ANY CLAIM, DEMAND OR ACTION (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF USE, OR LOSS FROM BUSINESS DISRUPTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.           GENERAL PROVISIONS

14.1         Entire Agreement; Validity; Amendments; Waiver; Survival.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, whether oral or written.  The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision.  No amendment to this Agreement shall be binding on either party unless such amendment is in writing and executed by authorized representatives of both parties.  A waiver by either party of a breach of any of the terms or provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The provisions of Sections 4 (Confidentiality) 5 (Privacy) and 10 (Consultant Indemnities) shall survive the termination or expiration of this Agreement regardless of the reason for such termination.

14.2         Assignment - OneBeacon may assign its interests under this Agreement to a successor in interest, provided that such successor in interest fulfills the obligations under this Agreement.  In no event shall Consultant subcontract, delegate or assign its rights and responsibilities under this Agreement without OneBeacon’s written consent.

14.3         Notices - Except as otherwise specified in this Agreement, all notices or other communications under this Agreement shall be deemed to have been duly given when made in writing and delivered in person, via a nationally recognized overnight carrier or deposited in the United States mail as certified mail with return receipt requested, postage prepaid, and addressed to the notice recipient at the following address or such other address as specified in writing by the parties:

“OneBeacon”	“Consultant”

OneBeacon Insurance Company	Small Army, Inc,
One Beacon Lane	20 Newbury St,
Canton, MA 02021	Boston, MA 02116

Attn:	Attn: Office Manager

Copy to:	Copy to:

OneBeacon Insurance Company	Small Army, Inc.
OneBeacon Lane	20 Newbury St.
Canton, MA 02021	Boston, MA
Attn: Corporate Contracts	Attn: Jeff Freedman

14.4         Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, including all matters of construction, validity, performance and enforcement.

14.5         Independent Contractor - The parties are independent contractors, and nothing in this Agreement shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties.  Consultant shall pay all wages, salaries, and other amounts due its employees in connection with this Agreement and shall be responsible for all reports and obligations, including withholding of  taxes.  In the event Consultant, as a result of performing services under this Agreement, is deemed to have any right to any benefits under any employee benefit plans or programs, Consultant hereby waives any such rights to benefits.

14.6         Background Check - Prior to an assignment by Consultant of a contract employee, Consultant shall, subject to applicable law, have an employment, education, and criminal background check performed on the employee or contractor.  Consultant will not assign an employee or contractor if the criminal background check reveals that an employee or contractor has, as an adult in the United States, been convicted of a felony.

14.7         No Publicity - Consultant agrees to submit to OneBeacon all proposed advertising and other publicity matter relating to any service provided by Consultant in which OneBeacon’s name is mentioned or language used from which Consultant’s connection of OneBeacon can be inferred.  Consultant agrees not to publish or use such advertising or publicity matter without the prior written consent of OneBeacon, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above-written.

ONEBEACON INSURANCE COMPANY	CONSULTANT

By:

/s/ Carmen Duarte	/s/ Jeff Freedman
Signature	Signature

Carmen Duarte	Jeff Freedman
Name
CEO
VP Corp. Communications
Title	October 26, 2009

11.03.09
Date

Schedule A

Statement of Work